Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

MAGNUM HUNTER RESOURCES
ANNOUNCES OPERATIONAL AND FINANCIAL
RESULTS FOR THIRD QUARTER 2009

Houston – (Market Wire) – November 9, 2009 – Magnum Hunter Resources Corporation (NYSE Amex: MHR) (the “Company") announced operational and financial results today for the three and nine month periods ended September 30, 2009.

OPERATIONAL UPDATE

The Company’s average daily production for the month ended October 31, 2009 was approximately 750 Barrels of oil per day (“Boepd”), a 28% increase in average daily production of 586 Boepd reported in the third quarter of 2009. The Company is anticipating to exit fiscal year 2009 with an average daily production rate in excess of 900 Boepd as a result of: (i) the successful drilling of three horizontal wells in the Mohall Field of North Dakota, (ii) the acquisition of an additional working interest in the East Chalkley Field of South Louisiana, (iii) the acquisition of Sharon Resources, and (iv) the resumption of drilling activities in the Cinco Terry Field of West Texas. With the anticipated closing of the recent announcement to acquire the assets of Appalachian Basin focused Triad Energy and certain Affiliates, currently scheduled in January 2010, Magnum Hunter should exit January 2010 with a daily production rate of approximately 1,800 Boepd.  An 1,800 Boepd daily production rate would represent an approximate 160% increase over the Company’s first nine months 2009 average daily production rate of 692 Boepd. Triad’s estimated net total production for the quarter ended September 30, 2009 was 90,481 Boe (983 Boepd, 59% crude oil).

Magnum Hunter’s actual total net production for the three months ended September 30, 2009 decreased approximately 6% or, 3,425 Boe (37 Boepd), to approximately 53,927 Boe (586 Boepd) from 57,353 Boe (623 Boepd) produced during the comparable three month period of 2008.  The third quarter 2009 decline in production levels can be directly attributable to extraordinary factors including: (i) a 10 day complete shut-in of all production at the Company’s Mohall Field in North Dakota for purposes of verifying the fields response level to secondary recovery efforts from ongoing water flood operations,  (ii) the additional shut-in of selective individual producing wells within the Mohall Field to allow for required expansion activities to the field’s production facilities in order to accommodate new incremental production added from three successful horizontal wells drilled in the field during the third quarter, and (iii) the separate shut-in of certain producing wells within the Mohall Field for various safety reasons to allow for the above mentioned drilling activities.

The Company has drilled six wells (gross) thus far in the fourth quarter of 2009 with two drilling rigs currently running.

FINANCIAL AND OPERATIONAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009

Magnum Hunter reported a net loss of $3.1 million, or ($0.08) per basic and fully diluted shares outstanding for the third quarter of 2009, as compared to 2008’s third quarter net loss of $535.5 thousand, or ($0.01) per basic and fully diluted shares outstanding. The loss reported in the third quarter of 2009 is primarily attributable to the substantial decline in the realized price for crude oil (down 44%, from $106.33 per Bbl. to $59.53 per Bbl.) and realized natural gas prices (down 66%, from $7.34 per Mcf to $2.52 per Mcf) when compared to the third quarter of 2008.  Total revenues for the three months ended September 30, 2009 and September 30, 2008 were $2.3 million and $6.0 million, respectively.

The Company reported an increase in general and administrative expenses as compared to the third quarter of 2008 of $1.5 million. The general and administrative expense increase for the third quarter of 2009 was due to: (i) non-recurring transactional expenses associated with the acquisition of Sharon Resources, Inc. and Triad, (ii) non-recurring expenses associated with the acquisition of an additional working interest in the Company operated East Chalkley Field, located in Cameron Parish, Louisiana, and (iii) non-recurring expenses during the third quarter of 2009 associated with certain changes in the senior management of the Company and the vesting of incentive stock options due to performance. The Sharon Resources acquisition was closed by the Company on the last day of the quarter or September 30, 2009. Total consideration paid by Magnum Hunter for Sharon Resources was 2.3 million of the Company’s restricted common shares. Total consideration paid by Magnum Hunter for the East Chalkley additional working interest was approximately $1.7 million in cash. The effective date for the East Chalkley acquisition was July 1, 2009 with the actual closing occurring on October 15, 2009.

Magnum Hunter reported a net loss of $7.8 million, or ($0.21) per basic and fully diluted shares outstanding for the nine months ended September 30, 2009 as compared to a net loss of $4.1 million, or ($0.11) per basic and fully diluted shares for the nine months ended September 30, 2008. The net loss for the nine months ended September 30, 2009 is also attributable to the aforementioned substantial decline in crude oil and natural gas prices, lower production in the Mohall Field of North Dakota from the required operational shut-in of field production as described above, and the aforementioned non-recurring expenses.

Operating cash flow (before changes in working capital accounts) generated by Magnum Hunter during the first nine months of 2009 was approximately $1.0 million compared to $4.0 million generated by the Company during the first nine months of 2008. Magnum Hunter’s operating cash flow (before changes in working capital accounts) was positively impacted during the first nine months of 2008 from a non-recurring cash flow add back of a loss on the extinguishment of debt in the amount of $2.8 million during fiscal year 2008.

NEW FINANCINGS UPDATE

On October 26, 2009, Magnum Hunter announced that the Company received a commitment for a new $150 million three-year term senior secured revolving credit facility (the “new bank facility”) provided by the Bank of Montreal (“BMO”).  This new bank facility will be used for general corporate purposes including the acquisition of crude oil and natural gas properties. An initial borrowing base of $25 million has been established. Based on values assigned to crude oil and natural gas properties which may be either acquired or discovered over time, the Company’s borrowing base may be increased up to a maximum of $150 million in commitment level. The Company’s senior management team is working with a number of additional financial institutions that will possibly participate in this new credit facility once closed.

The Company filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) on November 5, 2009 announcing that Magnum Hunter had issued and sold, for gross proceeds of approximately $3.8 million, an aggregate of 2.3 million shares of the Company’s common stock, together with one fifth of a warrant to purchase one share of the Company’s common stock for each share of common stock purchased. Each warrant issued to a purchaser will (i) be exercisable for one share of the Company’s common stock at any time after the shares of common stock underlying the warrant are registered with the SEC for resale pursuant to an effective registration statement, (ii) have a cash exercise price of $2.50 per share of the Company’s common stock, and (iii) upon notice to the holder of the warrant, be redeemable by the Company for $0.01 per share of the Company’s common stock underlying the warrant if (a) the Registration Statement as filed with the SEC is effective and (b) the average trading price of the Company’s common stock as traded and quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days. The Company’s common stock purchased in this transaction is being issued pursuant to a prospectus supplement filed with the SEC in connection with a takedown from the Company’s existing $100 million universal shelf registration statement on Form S-3, which became effective on October 15, 2009. Purchasers of this issuance of common shares by the Company included, amongst others, Magnum Hunter’s Chairman, Vice Chairman, Executive Vice President and Chief Financial Officer, and three other members of the Company’s Board of Directors.

With a combination of cash currently on hand ($2.3 million of cash as of September 30, 2009), the Company’s anticipated cash flow from operations through year-end 2009, net proceeds from the above described  recent sale of the Company’s common shares, and an expected  borrowing base availability revision under the new $150 million senior secured credit facility with BMO ($27 million of senior secured debt was outstanding as of September 30, 2009), Magnum Hunter believes it has adequate cash liquidity to meet all of the Company’s existing capital expenditures and other capital requirements through the balance of fiscal year 2009 and beginning 2010.

TRIAD ACQUISITION

Magnum Hunter announced on October 29, 2009 that the Company had entered into a definitive agreement with an Appalachian Basin energy company, privately-held Triad Energy Corporation and certain Affiliates (collectively “Triad”), to purchase substantially all of Triad’s oil and gas exploration and production operating assets. The $81 million total purchase price consists of (i) the assumption and refinancing of approximately $58 million of Triad senior debt owed to secured lenders, (ii) the issuance of $15 million of the Company’s Redeemable Convertible Preferred Stock with a 2.75% fixed coupon payable quarterly and (iii) the payment of up to $8 million in cash. The Triad transaction is currently expected to close in January 2010.

MANAGEMENT COMMENTS

Mr. Gary C. Evans, Chairman of the Company, commented, “The third quarter of 2009 was really a transitional period for Magnum Hunter. We completed several small acquisitions, drilled or participated in 3 gross new wells, all of which were successful, and positioned the company for strong growth in 2010. With the Company's new management team executing on its strategic plan, we would anticipate our future financial and operational results to be reflective of our ongoing efforts to create incremental value for our shareholders. Our vision for Magnum Hunter remains firm on committing the Company’s resources to focusing on operations and strategic property acquisitions in known geologic regions while increasing our exposure to certain shale resource plays in the United States. Our recent Sharon acquisition with its approximately 7,400 net acres in the oil-leg of the rapidly expanding Eagle Ford Shale play and our pending Triad acquisition with its approximate 47,000 net acre exposure to the emerging Marcellus Shale play in the Appalachian Basin, are two new resource plays that should have significant impact on our Company beginning in 2010. We continue to see a tremendous amount of deal flow from the mergers and acquisitions market, particularly in the distressed asset arena. Our primary focus in the short term will be on closing the Triad acquisition and integrating their asset base into our expanding production profile. ”

MAGNUM HUNTER RESOURCES CORPORATE PROFILE

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States.

For more information, please view our website at http://www.magnumhunterresources.com

FORWARD- LOOKING STATEMENTS

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its and Triad’s various properties, (2) the expected production and revenue from its and Triad’s various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its and Triad’s various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of  its and Triad’s various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its and Triad’s various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K, Form 10-K/A and Form10-K/A  for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009,  April 29, 2009 and September 11, 2009, respectively, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009 and June 30, 2009, filed on May 11, 2009 and August 14, 2009, respectively. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

####

Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545